Exhibit 99.1

                                                                        NEWS
--------------------------------------------------------------------------------
KeySpan Corporation                                        For Immediate Release

Contacts:  Investors                                        Media Relations
           George Laskaris                                  Andrea Staub
           718.403.2526                                     516.545.5052
                                                            516.824.1241 (pager)



       KeySpan Achieves Strong 1st Quarter Results - Up 8% over Last Year
       ------------------------------------------------------------------
                 Solid Growth in Core Businesses Drive Earnings


Brooklyn, New York, April 30, 2004 - KeySpan Corporation (NYSE: KSE) announced strong first quarter results that exceeded expectations and last year's results. Consolidated earnings from continuing operations, less preferred stock dividends, for the three months ended March 31, 2004 were $246.2 million or $1.54 per share as compared to $222.8 million or $1.42 per share for the same period last year, a per share increase of approximately 8%. These results exclude last year's first quarter gain from the partial sale of the Houston Exploration Company. Including this gain, first quarter 2003 results were $241.8 million or $1.54 per share.

Operating income for the quarter was up 7% over last year. The solid performance of the gas distribution business was the main driver of these results, benefiting from new gas load growth and the recently approved Boston Gas rate increase. In addition, the electric services and gas exploration and production segments contributed to these positive results through lower electric generation maintenance costs and higher natural gas production levels and prices.

"We are extremely pleased with our strong first quarter results as we continue to execute our focused strategy of growing our core businesses. At the same time, we are managing our expenses and strengthening our financial position," said Robert B. Catell, Chairman and Chief Executive Officer. "Our gas distribution system performed very reliably during one of the coldest January months on record. We are off to a strong start in achieving our 2004 goal of adding $55 million in gross profit margin as gas conversions, and new customer additions are already 20% ahead of last year. In our electric operations, we have prepared our generation portfolio to meet the demands of the upcoming summer cooling season. And we begin the summer with the addition of our new 250 MW unit at the Ravenswood site, the first new major baseload plant in New York City in over 30 years."

Segment Highlights

The results from continuing operations for the first quarter of 2004 and 2003 are reported on an Operating Income basis as follows:

------------------------------------------------------------------- ------------------ -------------------
                  Operating Income ($ millions)                        1st Quarter         1st Quarter
                                                                          2004                2003
------------------------------------------------------------------- ------------------ -------------------
Gas Distribution                                                          379.7              364.9
------------------------------------------------------------------- ------------------ -------------------
Electric Services                                                         47.2                39.6
------------------------------------------------------------------- ------------------ -------------------
Energy Investments
------------------------------------------------------------------- ------------------ -------------------
           Exploration & Production                                       62.1                55.6
------------------------------------------------------------------- ------------------ -------------------
           Other Energy Investments                                       12.9                10.1
                                                                          ----                ----
------------------------------------------------------------------- ------------------ -------------------
           Sub-Total Energy Investments                                   75.0                65.7
------------------------------------------------------------------- ------------------ -------------------
Energy Services                                                          (18.5)              (9.1)
------------------------------------------------------------------- ------------------ -------------------
Total Operating Segments                                                  483.4              461.1
                                                                          -----              -----
------------------------------------------------------------------- ------------------ -------------------
Other                                                                      3.2               (4.5)
------------------------------------------------------------------- ------------------ -------------------
Total Operating Income                                                    486.7              456.7
------------------------------------------------------------------- ------------------ -------------------

  Notes:
-    Reported Operating Income includes Equity Income from Investments.
- Energy Investments Operating Income represents 100% of the Company's gas exploration and production and Canadian subsidiaries' results.


Key Operating Income Drivers by Segment

o Our Gas Distribution segment, which serves New York City, Long Island and New England, reported operating income of $380 million, exceeding 2003 results by approximately $15 million, or 4%. These results benefited from new load growth, as well as from a rate increase in the New England service territory. During the quarter, KeySpan completed more than 10,300 gas installations, which should add approximately $10.5 million in new gross profit margin in the future. The rate increase for the former Boston Gas Company, which became effective last November, contributed approximately $11 million to net margins. Weather for the quarter was approximately 7% colder than normal but 2% warmer than last year. Positive year to date results were offset by an increase in operating expenses of approximately $12 million, primarily attributable to higher pension and other post-retirement benefit costs, a larger provision for uncollectible accounts mainly driven by higher gas prices, and higher depreciation expense resulting from the continued expansion of the gas distribution system.

o The Electric Services segment owns and operates generation in the New York City and Long Island "load pockets" and manages the Long Island Power Authority's transmission and distribution system under long-term contracts. Operating income for the first quarter was approximately $47 million, which was $7.5 million or 19% higher than the same period last year, predominantly attributable to a decrease in operating expenses. This decrease in operating expenses was primarily the result of lower repair and maintenance costs on the electric generating units, the sequencing of certain projects related to the LIPA agreements, and the impact of recording the Ravenswood facility lease on the balance sheet as debt under the implementation of FASB's Financial Interpretation Number 46.

o The Energy Investments segment includes the Company's gas exploration and production operations -- primarily its 55% ownership of The Houston Exploration Company (NYSE: THX) -- as well as pipeline and other investments. This segment realized a 14% increase in operating income for the first quarter, largely due to higher production volumes and a slight increase in gas commodity prices in the Company's gas exploration and production operations.

o The Energy Services segment reported an operating loss that was $9.4 million higher than last year. During the quarter, in the Home Energy Services division, operating expenses increased, principally as a result of the determination that certain accounts receivable and contract revenues were uncollectible, and inventory adjustments. In the Business Solutions Division, gross profit margin increased, primarily attributable to BR+A, a company that was acquired in the third quarter of 2003. The backlog of awarded contracts at quarter end increased to $508 million, as compared to $479 million at March 31, 2003, due to the BR+A acquisition. Overall, however, these results continue to be below expectations, and management continues to evaluate this segment and the profitability of its components, and will make the necessary changes as appropriate.


Financial Update

The Company continues to move ahead with its commitment to monetize its non-core businesses and strengthen its balance sheet. On April 1, 2004, KeySpan completed the sale of an additional 36% of its ownership interest in KeySpan Canada, reducing its holdings from 61% to 25%. KeySpan's interest was monetized through a Canadian income trust and yielded net proceeds of approximately $140 million. A pre-tax gain of approximately $20 million is expected to be reflected in second quarter results. The Company will continue to pursue opportunities for the sale of its remaining non-core assets, including its ownership interest in The Houston Exploration Company.

At the end of the first quarter, the Company's debt to total capitalization ratio, as calculated by the Company's credit facilities, improved to 56.1%, as compared to 58.2% at year end 2003. On a GAAP basis, the debt to total capitalization ratio was 59.8% at the end of the quarter, as compared to 61.9% at year-end.

The Company expects to finance the construction of the new 250 MW Ravenswood unit by replacing outstanding commercial paper with the proceeds from a proposed sale/leaseback transaction anticipated to be completed in the second quarter of 2004. This transaction will be accounted for as an operating lease in accordance with SFAS 98. The benefits of this lease transaction are lower cost of financing and reduced leverage.

The Company declared a quarterly common stock dividend of $0.445 per share, payable May 1, 2004, to shareholders of record as of April 16, 2004. This is the Company's 24th consecutive quarter of paying a dividend, and builds upon its long-standing commitment of dividend payments to its shareholders. The $1.78 per share annual dividend, supported by strong cash flows, provides a current yield to shareholders of approximately 5%.

2004 Earnings Outlook

KeySpan's 2004 earnings guidance remains at $2.55 to $2.75 per share, as announced in December 2003. The Company's earnings guidance includes earnings from continuing core operations of approximately $2.20 to $2.30 per share, and from exploration and production operations of approximately $0.35 to $0.45 per share. The Company's earnings forecasts may vary significantly during the year due to, among other things, changing energy market conditions and weather. The Company once again reaffirms its dividend at the current annual rate of $1.78 per share.

"Our strong performance in the first quarter demonstrates the effectiveness of our growth strategy and establishes the foundation for achieving our earnings objectives in 2004," said Mr. Catell. "Our core businesses continue to grow through natural gas conversions and the addition of generation to our portfolio. The new Ravenswood unit will contribute to both New York City's generation needs for the upcoming summer cooling season and to our earnings in 2004 and beyond. We are continuing to assess our options with respect to the monetization of our remaining non-core assets, as exemplified by the recent 36% monetization of KeySpan Canada. The growth of our core businesses and the dividend yield will continue to provide value to our shareholders."


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Investors  are  invited  to  listen  to the  KeySpan  Corporation  2003 Year End
Earnings Conference Call on:

Friday, April 30, 2004, at 10:30 AM (EST)

Dial-In Number: 888-552-7850
International Dial Number: (706) 645-9166
Conference ID # 4885686

Replay will begin two hours after completion of the call until 5/7/04 Replay Number: 800-642-1687
International Replay Number: (706) 645-9291
Access Code: 7293456

Audio webcast available at http://investor.keyspanenergy.com
--------------------------------------------------------------------------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving 2.5 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State. We own approximately 6,600 megawatts of generating capacity, providing power to 1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in natural gas exploration, production, pipeline transportation, distribution and storage, and Canadian gas processing. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.

Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.

                               KeySpan Corporation
                        Consolidated Summary of Earnings
               (In Thousands of Dollars, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------------
                                                                                              Quarter Ended March 31
                                                                                          2004                     2003
---------------------------------------------------------------------------------------------------------------------------
Revenues
Gas Distribution                                                                    $  1,927,779              $  1,832,701
Electric Services                                                                        359,136                   397,700
Energy Services                                                                          129,059                   129,065
Gas Exploration and Production                                                           152,419                   127,847
Energy Investments                                                                        27,180                    25,212
---------------------------------------------------------------------------------------------------------------------------
Total Revenues                                                                         2,595,573                 2,512,525
---------------------------------------------------------------------------------------------------------------------------

Operating Expenses
Purchased gas for resale                                                               1,226,573                 1,196,165
Fuel and purchased power                                                                 101,612                    97,522
Operations and maintenance                                                               492,466                   498,189
Depreciation, depletion and amortization                                                 171,684                   144,971
Operating taxes                                                                          122,279                   124,713
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                               2,114,614                 2,061,560
---------------------------------------------------------------------------------------------------------------------------

Income from equity investments                                                             5,717                     5,729

---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         486,676                   456,694
---------------------------------------------------------------------------------------------------------------------------

Other Income and (Deductions)
Interest charges                                                                         (84,066)                  (68,939)
Minority interest                                                                        (20,293)                  (18,054)
Cost of debt redemption                                                                        -                   (18,194)
Gain of sale of subsidiary stock                                                               -                    19,020
Other                                                                                      2,761                    15,397
---------------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                         (101,598)                  (70,770)
---------------------------------------------------------------------------------------------------------------------------

Income Taxes
     Current                                                                             147,702                   129,575
     Deferred                                                                            (10,320)                   13,258
---------------------------------------------------------------------------------------------------------------------------
Total Income Taxes                                                                       137,382                   142,833
---------------------------------------------------------------------------------------------------------------------------

Earnings before Effect of Change in Accounting Principle                                 247,696                   243,091
Cumulative Effect of Change in Accounting Principle                                            -                       174

---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               247,696                   243,265
Preferred Stock Dividend Requirements                                                      1,461                     1,461
-------------------------------------------------------------------
Earnings for Common Stock                                                           $    246,235              $    241,804
-------------------------------------------------------------------

Basic Earnings Per Share:
   Before Change in Accounting Principle,
        less preferred stock dividends                                                     $1.54                     $1.54
   Change in Accounting Principle                                                              -                         -
-------------------------------------------------------------------
Basic Earnings Per Share                                                                   $1.54                     $1.54
-------------------------------------------------------------------
Diluted Earnings Per Share:
   Before Change in Accounting Principle,                                                  $1.53                     $1.53
        less preferred stock dividends
   Change in Accounting Principle                                                              -                         -
-------------------------------------------------------------------
Diluted Earnings Per Share                                                                 $1.53                     $1.53
-------------------------------------------------------------------

Average Shares Outstanding (000)                                                         159,892                   156,886
Average Shares Outstanding - Diluted (000)                                               161,164                   158,045

                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2004
                            (In Thousands of Dollars)

                                                            Energy Investments
                                                        -------------------------
                                                             Gas                               Total
                                 Gas         Electric    Exploration     Other       Energy   Operating    Reconcil-        Total
                             Distribution    Services    & Production  Investments  Services   Segments     iations    Consolidation
 Unaffiliated Revenues          1,927,779      359,136     152,419        27,180     129,059   2,595,573                  2,595,573
 Intersegment Revenues                               -                     1,265       3,436       4,701     (4,701)              -
                            --------------------------------------------------------------------------------------------------------
                                1,927,779      359,136     152,419        28,445     132,495   2,600,274     (4,701)      2,595,573
                            --------------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                  1,226,573            -           -                         -   1,226,573          -       1,226,573
                                                                                                       -                          -
 Purchased Fuel                         -      101,489           -           123           -     101,612          -         101,612
                                                                                                       -                          -
 Operations and Maintenance       172,399      147,185      25,151        15,388     148,083     508,206    (15,740)        492,466
                                                                                                       -                          -
 Depreciation, Depletion
  and Amortization                 76,940       21,605      61,921         4,981       2,485     167,932      3,752         171,684
                                                                                                       -          -               -
 Operating Taxes                   72,214       41,657       3,239           748         401     118,259      4,020         122,279
                                                                                                       -
                            --------------------------------------------------------------------------------------------------------
 Total Operating Expenses       1,548,126      311,936      90,311        21,240     150,969   2,122,582     (7,968)      2,114,614
                            --------------------------------------------------------------------------------------------------------

Earnings from equity
 investments                            -            -           -         5,717           -       5,717          -           5,717

                            --------------------------------------------------------------------------------------------------------
 Operating Income                 379,653       47,200      62,108        12,922     (18,474)    483,409      3,267         486,676
                            ========================================================================================================

                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2003
                            (In Thousands of Dollars)


                                                          Energy Investments
                                                       -------------------------
                                                           Gas                                 Total
                                Gas        Electric     Exploration     Other      Energy     Operating   Reconcil-       Total
                            Distribution   Services    & Production  Investments  Services    Segments    iations     Consolidation
 Unaffiliated Revenues        1,832,701     397,700      127,847       25,212     129,065    2,512,525                  2,512,525
 Intersegment Revenues                           25                     1,252       1,426        2,703     (2,703)              -
                           ---------------------------------------------------------------------------------------------------------
                              1,832,701     397,725      127,847       26,464     130,491    2,515,228     (2,703)      2,512,525
                           ---------------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                1,154,132      42,033            -            -           -    1,196,165          -       1,196,165
                                                                                                     -                          -
 Purchased Fuel                       -      97,388            -          134           -       97,522          -          97,522
                                                                                                     -                          -
 Operations and Maintenance     166,090     164,401       20,106       16,644     137,178      504,419     (6,230)        498,189
                                                                                                     -
 Depreciation, Depletion
  and Amortization               70,817      16,620       47,443        4,471       2,114      141,465      3,506         144,971
                                                                                                     -
 Operating Taxes                 76,725      37,639        4,708          748         321      120,141      4,572         124,713

                           ---------------------------------------------------------------------------------------------------------
 Total Operating Expenses     1,467,764     358,081       72,257       21,997     139,613    2,059,712      1,848       2,061,560
                           ---------------------------------------------------------------------------------------------------------

Earnings from equity
 investments                          -           -            -        5,657           -        5,657         72           5,729

                           ---------------------------------------------------------------------------------------------------------
 Operating Income               364,937      39,644       55,590       10,124      (9,122)     461,173     (4,479)        456,694
                           =========================================================================================================


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